Exhibit K
     The Gemalto securities referred to herein that are issued in connection with the exchange offer have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Gemalto securities are being made available within the United States in connection with the exchange offer pursuant to an exemption from the registration requirements of the U.S. Securities Act.
     The exchange offer relates to the securities of a non-U.S. company and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, are prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
     It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Gemalto and Gemplus have their corporate headquarters outside of the United States, and some or all of their officers and directors may be residents of foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The Gemalto N.V. shares referred to herein issued in connection with the Offer (as defined below) and the Gemalto N.V. shares to be issued in connection with its reopening have not been (and are not intended to be) registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Gemalto securities have been made and will be made available within the United States in connection with the Offer and its reopening pursuant to an exemption from the registration requirements of the Securities Act.
The Offer and its reopening relate to the securities of a non-US company and are subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements presented have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for an investor to enforce its rights and any claim it may have arising under U.S. federal securities laws, since Gemalto and Gemplus have their corporate headquarters outside of the United States, and some or all of their officers and directors may be residents of foreign countries. An investor may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
Not for distribution in the United Kingdom, in Italy, in the Netherlands, in Canada and in Japan

REOPENING FROM SEPTEMBER 12, 2006 TO OCTOBER 9, 2006
OF THE PUBLIC EXCHANGE OFFER
INITIATED BY GEMALTO N.V.
FOR THE SHARES ISSUED BY
GEMPLUS INTERNATIONAL S.A.
presented by
DEUTSCHE BANK

Terms and conditions of the reopening of the Offer1: 2 Gemalto shares to be issued for 25 Gemplus shares

This press release has been prepared and is distributed pursuant to the provisions of articles 231-17 et seq. of the Règlement général of the Autorité des marchés financiers.
1. Presentation of the Offer
On June 1, 2006, Deutsche Bank AG, Paris branch, acting on behalf of Gemalto N.V. (“Gemalto”), filed with the French Autorité des marchés financiers (the “AMF”) a proposed public exchange offer (the “Offer”) for all the shares and the warrant issued by Gemplus International S.A. (“Gemplus”), it being specified that Gemalto already held, on the date of the joint press release issued pursuant to article 231-17 of the Règlement général of the AMF, i.e., June 2, 2006, 274,813,800 Gemplus shares representing 43.4% of the capital and 43.5% of the voting rights of the company. A filing notification was published by the AMF on June 2, 2006 under the number 206C1051. Gemalto offered to the Gemplus shareholders to exchange their Gemplus shares at an exchange ratio of 2 Gemalto shares to be issued for every 25 existing Gemplus shares tendered to the Offer, and to the holder of the Gemplus warrant to exchange such warrant for a Gemalto warrant with similar financial characteristics.

[1]	The Gemplus warrant having been tendered to the Offer, the reopening of the Offer is not made on such warrant.

Not for distribution in the United Kingdom, in Italy, in the Netherlands, in Canada and in Japan
The AMF declared the Offer to be admissible during its session on June 13, 2006. A notice of admissibility of the Offer was published by the AMF on June 13, 2006 under the number 206C1148. On July 6, 2006, the AMF affixed its visa No. 06-252 on the joint note d’information relating to the Offer, which note d’information incorporates by reference two prospectuses for the admission to trading of Gemalto shares approved by the Dutch Autoriteit Financiële Markten (the “AFM”) on June 30, 2006 (the “Note d’Information”). A certificate of approval issued by the AFM was received by the AMF on the same date. The Offer was open for a 25-trading day period from July 11, 2006 to August 14, 2006 included. The AMF published on August 25, 2006 a notice of results under the number 206C1689, pursuant to which Gemalto now holds 599,295,777 Gemplus shares representing 94.56% of the capital and 94.68% of the voting rights of the company as well as the Gemplus warrant.
Pursuant to article 232-4 of the Règlement général of the AMF, Gemalto announces the reopening of the Offer for a 20 trading day period from September 12, 2006 to October 9, 2006 included.
The terms and conditions of the reopening of the Offer are described in the Note d’Information, and a free translation in English thereof, available on the websites of Gemalto (www.gemalto.com) and Gemplus (www.gemplus.com) and without charge at:

Gemalto N.V.	Axalto International S.A.S.	Deutsche Bank AG	Gemplus International S.A.
Koningsgratcht Gebouw 1	French subsidiary of Gemalto	Paris branch	46A avenue J.F. Kennedy
Joop Geesinkweg 541-542	6 rue de la Verrerie	3 avenue de Freidland	L — 1855 Luxembourg
1096 AX Amsterdam	92190 Meudon	75008 Paris	Grand Duchy of Luxembourg
the Netherlands	France	France
Securities included in the reopening of the Offer
On the basis of a total number of 633,746,430 Gemplus shares outstanding on August 14, 2006 the reopening of the Offer is made for:
•	all the Gemplus shares issued to date that are not held by Gemalto, i.e., 33,690,147 Gemplus shares which exclude the 760,506 treasury Gemplus shares;
•	all the Gemplus shares that may be issued pursuant to the exercise of Gemplus stock options exercised during the period of the reopened Offer and that would be tendered to the reopened Offer before the end of the reopened Offer period, i.e., a maximum of 66,738,883 Gemplus shares; and
•	all the Gemplus shares that may be issued in exchange of shares of Gemplus S.A., French subsidiary of Gemplus, including the shares resulting from the exercise of Gemplus S.A. stock options, during the period of the reopened Offer and that would be tendered to the reopened Offer before the end of the reopened Offer period, i.e., a maximum of 7,771,100 Gemplus shares.
Holders of Gemplus American Depositary Shares (ADS) who wish to participate in the reopening of the Offer should follow the instructions to ADS holders provided to them upon commencement of the Offer. Copies of such information is available to ADS holders from Mellon Investor Services LLC, U.S. Exchange Agent: 480 Washington Boulevard, Attn: Information Agent Group, AIM # 074-2800, Jersey City, New Jersey 07310, Call Toll Free: 1-866-768-4951.
Contact information relating to the staff in charge of the investor relation

Investors Relations	Corporate communication
Stephane BISSEUIL	Remi CALVET
T.: +33 1 55 01 50 97	M.: +33 6 22 72 81 58
stephane.bisseuil@gemalto.com	remi.calvet@gemalto.com

Investors Relations
Céline Berthier
T.: +41(0) 22 544 5054
celine.berthier@gemplus.com

Not for distribution in the United Kingdom, in Italy, in the Netherlands, in Canada and in Japan
The Offer and its reopening described herein are not (and are not intended to be) made, directly or indirectly, in or into the United Kingdom, Italy, the Netherlands, Canada or Japan or in or into any other jurisdiction in which such offer would be unlawful prior to the registration or qualification under the laws of such jurisdiction. Accordingly, persons who come into possession of this release should inform themselves of and observe these restrictions.
Gemplus securityholders are strongly advised to read the Note d’Information relating to the Offer and related exchange offer materials regarding the transaction, as well as any amendments and supplements to those documents because they contain important information.
Copies of the free English translation of the Note d’Information and of the documents incorporated by reference therein are available from the Internet websites of Gemalto (www.gemalto.com) and of Gemplus (www.gemplus.com) as well as free of charge upon request to the following: Gemalto N.V.: Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands; Gemplus International S.A.: 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg; Mellon Investor Services LLC, U.S. Exchange Agent: 480 Washington Boulevard, Attn: Information Agent Group, AIM # 074-2800, Jersey City, New Jersey 07310, Call Toll Free: 1-866-768-4951.